EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement of Billy Dead, Inc. on Form SB-2 of our report, which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, dated February 28, 2003, except for the last two paragraphs of Note 7, as to which the date is April 15, 2003, appearing in the Prospectus, which is part of this Registration Statement, relating to the financial statements of Billy Dead, Inc as of December 31, 2002 and for the period from inception (September 24, 2002) through December 31, 2002. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/S/ RAIMONDO PETTIT GROUP
---------------------------


RAIMONDO PETTIT GROUP
Torrance, California
September 3, 2003


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